Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Agreement is made by and between John F. Gaul (hereinafter “Employee”), 8013 River Falls Drive, Potomac, Maryland 20854, and Sunrise Senior Living, Inc., Sunrise Senior Living Management, Inc., and their affiliates and operating entities, subsidiaries, partners, parents, investors, shareholders, directors, officers, employees, representatives and agents (collectively hereinafter “Sunrise”). The Employee and Sunrise may be referred to collectively hereinafter from time to time as “the Parties.”

WHEREAS, the Employee has been employed by Sunrise as General Counsel; and

WHEREAS, the Parties wish to change the employment relationship between them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

1.         Separation From Employment

The Employee acknowledges and agrees that he is separating from his employment with Sunrise effective February 27, 2009, unless a later date in 2009 is mutually agreed to by the Parties (the “Separation Date”). As of the Separation Date, the Employee shall have no duties or responsibilities to be performed for Sunrise and shall have no authority to act on Sunrise’s behalf in any way.

The Employee acknowledges that during the period between the execution of this Agreement and the Separation Date, the Employee’s employment is at-will and can be terminated by either the Employee or Sunrise at any time, with or without cause. The Employee agrees and acknowledges that the Agreement does not alter the Employee’s at-will employment status, and that should he be terminated before the Separation Date, Sunrise shall not be obligated to compensate him as an employee through the Separation Date.

Should the Employee, (i) be involuntarily terminated by Sunrise before the Separation Date for gross misconduct, which is materially and demonstrably injurious to the Company, or (ii) voluntarily terminate his employment prior to the Separation Date, Sunrise reserves the right to unilaterally rescind this Agreement at its discretion, at which point this Agreement shall become null and void and unenforceable in any respect. The Employee acknowledges and understands that, should Sunrise so rescind the Agreement, he will not be entitled to the severance benefits mentioned herein.

Should the Employee, before the Separation Date described above, be involuntarily terminated by Sunrise other than for gross misconduct (as defined above), the Employee shall be entitled to the severance benefits mentioned herein in accordance with the terms of this Agreement and the date of such termination shall be the Separation Date for purposes of this Agreement.

2.         Severance Benefits

The Employee will not receive compensation or benefits after the Separation Date, except as hereinafter provided in this paragraph of this Agreement. The Employee acknowledges and understands that these payments are not routinely provided; that they exceed those provided under existing policies; and that they are given in consideration of his release and waiver of any claims that he may have against Sunrise in connection with his employment and separation from that employment. The Employee further acknowledges that his receipt of the compensation and benefits described in this paragraph is subject to the conditions of Paragraphs 1, 3 and 4 of this Agreement.

         a.          As soon as administratively feasible, but in no event more than two (2) weeks after the period for revoking the Addendum Agreement described in Paragraph 3 has expired, e Employee will receive a lump sum payment of $1,312,500 (which equates to one hundred and four (104) weeks of his regular salary as of the date of this Agreement and his 2008 and 2009 target bonus), less applicable taxes and withholdings, payment to be delivered to the Employee’s address of record. The Employee acknowledges that no portion of this or any payment in this Paragraph 2 may be contributed to the Company’s 401(k) plan.

         b.          As soon as practicable after the Separation Date, the Employee will receive a lump sum payment for accrued vacation, if any, as of the Separation Date, less applicable taxes and withholdings, payment to be delivered to the Employee’s address of record.

         c.          By law, the Employee will be entitled to COBRA continuation health insurance coverage from his last date of employment (generally up to eighteen (18) months). Sunrise is providing the Employee the opportunity to elect for himself, his spouse and covered dependents, up to twenty-four (24) months of continued health insurance coverage from his last date of employment similar to COBRA continuation coverage, except that such coverage will continue for a period of up to twenty-four (24) months after the Employee’s termination even if such period extends beyond the period for which COBRA continuation coverage is required under applicable law. If the

Employee elects and pays for such continuation coverage for any portion of those twenty-four (24) months, Sunrise will reimburse the Employee in each of those elected months for the difference between the amount the Employee paid for health care coverage for himself and his covered spouse and dependents for his last month as an active employee, and the cost to him in the elected month of health insurance coverage for himself, his covered spouse and dependents. The Employee acknowledges that all amounts reimbursed and paid to the Employee will be issued on an after-tax basis. The Employee acknowledges that if he desires to continue health insurance after twenty-four (24) months from the final date of his employment, he will be solely responsible for the entire premium due.

         d.         The Employee will be provided up to twelve (12) months of executive-level outplacement services by a vendor selected by Sunrise and at a level and expense determined in Sunrise’s discretion. Such outplacement services will be completed no later than the last day of the second calendar year after the calendar year in which the Separation Date occurs.

         e.          Long-term Compensation Awards: To the extent that Employee has unvested grants of stock options, restricted stock or other long-term compensation under any Sunrise stock option, restricted stock or long-term compensation plan (other than the Plan as defined in Paragraph 2(f) below) as of the Separation Date, such stock options, shares of restricted stock or long-term compensation shall become 100% vested and cease to be subject to any restrictions on ownership as of the Separation Date. All such stock options, restricted stock or other long-term compensation awards are either (i) exempt from or (ii) in compliance with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

         f.          Sunco Interest: The Employee’s bonus awards (the “Sunco Bonus Awards”) under the Sunrise Assisted Living, Inc. Long Term Incentive Cash Bonus Plan (the “Plan”), as set forth in the PS UK Investment (Jersey) Limited Partnership Executive Officer Bonus Award Agreement, dated May 16, 2007, between the Company and the Employee, and the PS Germany Investment (Jersey) Limited Partnership Executive Officer Bonus Award Agreement, dated May 16, 2007, between the Company and the Employee, shall become 100% vested (if not already 100% vested prior to such date) as of the Separation Date. The terms of the Sunco Bonus Awards will otherwise be unaffected by this Agreement. For the avoidance of doubt, as of the Separation Date the Employee shall be eligible, on a fully-vested basis, for the Bonus Amounts that would have otherwise been payable to him with respect to the Plan Year of termination and all prior Plan Years (to the extent not already paid) and future Plan Years, and shall not forfeit any rights to receive any distribution under the Plan as a result of his separation of employment as contemplated by this Agreement. All capitalized terms in this Paragraph 2(f) not otherwise defined herein shall have the meanings given such terms in the Plan. The Sunco Bonus Awards will either be (i) exempt from or (ii) in compliance with, the provisions of Section 409A of the Code.

3.         Execution of Addendum Agreement

The Employee agrees that on or after the Separation Date (but no later than 45 days after the Separation Date), he will execute the Addendum Agreement (attached hereto as Exhibit A) that incorporates by reference the Agreement in its entirety. The Employee acknowledges and agrees that entitlement to the payments and benefits described in Paragraph 2 is contingent upon execution of the Addendum Agreement as described in this Section 3.

4.       Effect of Reemployment with Sunrise on Compensation and Benefits

The Employee agrees that should he accept employment with Sunrise at any time after the effective date of this Agreement, the benefits and compensation described in Paragraph 2(a) shall cease as of that date of acceptance. As for any compensation that the Employee would have already received from Sunrise pursuant to Paragraph 2(a) as of the date of acceptance, the Employee agrees to return the following amount to Sunrise:

The net amount for the one hundred and four (104) weeks of salary received pursuant to Paragraph 2(a) ($750,000, less applicable taxes and withholdings) LESS the net amount of his salary (as of the Separation Date) for the number of weeks falling in between his two periods of Sunrise employment. For example, if the Employee accepts employment with Sunrise four weeks after the Separation Date, he must return to Sunrise the net amount of 100 of the 104 weeks of salary he received pursuant to Paragraph 2(a). He would keep the other four weeks of salary.

As for the compensation and benefits pursuant to Paragraph 2(b), 2(c), 2(d), 2(e), 2(f) and any portion of the payment under Paragraph 2(a) that is attributable to the 2008 and 2009 target bonuses that he already would have received (all of which he gets to keep), such compensation and benefits shall not be subject to forfeiture and the Employee agrees that such compensation and benefits shall constitute sufficient consideration for his obligations and waivers under this Agreement.

5.       Reimbursement Of Business Expenses

The Employee agrees to submit all requests for reimbursable business expenses by no later than two weeks after the Separation Date. Reasonable business expenses shall be promptly reimbursed by Sunrise.

6.       Return Of Sunrise Property/Passwords

The Employee agrees to return to Sunrise all Sunrise passwords, credit cards, keys, beepers, laptop computers, cell phones, policy and procedure manuals, and any other Sunrise property that has been in his possession or control. All such property shall be returned no later than the Separation Date.

7.       Confidentiality/Non-Disparagement

          a.          The Employee agrees not to make any disparaging, negative, or defamatory comments about Sunrise including Sunrise’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic. In particular, the Employee agrees to make no public or private statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage Sunrise’s business, are critical of Sunrise or its business, or would cast Sunrise or its business in a negative light. In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Employee further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to Sunrise’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral. Notwithstanding the foregoing, nothing in this Agreement shall prevent or restrict the Employee from disclosing any information required by law, regulation, legal or administrative process.

         b.          Sunrise agrees that none of its officers or directors will make any disparaging, negative, or defamatory comments about the Employee, whether written, oral, or electronic during the term of their association with Sunrise. In particular, Sunrise agrees that its officers and directors will make no public or private statements, including, but not limited to, press releases, statements to journalists, employees and prospective employers, interviews, editorials, commentaries, speeches or conversations that disparage or may disparage the Employee. Notwithstanding the foregoing, nothing in this Agreement shall prevent or restrict Sunrise from disclosing any information required by law, regulation, legal or administrative process.

8.      Enforcement

Each Party acknowledges and agrees that a breach of this Agreement will result in significant harm to the other Party’s goodwill and reputation, and, in the event of a breach by one Party, the other Party will be subject to a full range of damages claims including, but not limited to, the harm to the Party’s goodwill and reputation, and injunctive relief.

9.      Confidential Information And Trade Secrets

The Employee agrees that he shall keep secret and retain in strictest confidence, and shall not to the detriment of Sunrise knowingly use or disclose, directly or indirectly, any confidential information, trade secrets or proprietary data of Sunrise, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of Sunrise, including without limitation the business methods, plans and procedures of Sunrise.

10.      Non-Solicitation Of Employees

The Employee agrees that, for a period of one (1) year from the date of this Agreement, he will not solicit, directly or indirectly, any employee to leave the employment of Sunrise. Nothing in this paragraph shall prohibit the Employee from participating in mass advertising of job positions for any employer, and the advertising’s related solicitation of potential hires for the employer, as long as the advertising/solicitation is not specifically targeted toward Sunrise and/or its employees.

11.      Waiver Of Claims

The Employee, on his own behalf and anyone claiming for or through him, knowingly, voluntarily and fully waives, unconditionally releases and forever discharges Sunrise and all of its affiliated entities, and its officers, directors, partners, owners, employees, agents, representatives, insurers, predecessors and successors, of any and all claims, damages or causes of action, whether known or unknown, occurring prior to and up to the date of this Agreement. The foregoing includes, but is not limited to, all claims which could have been raised under common law, including wrongful discharge or breach of contract, any federal, state or local statute, including Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), Virginia state and local civil rights laws, the Americans with Disabilities Act, the WARN Act, the Employment Retirement Income Security Act (other than claims for vested benefits thereunder), the Age Discrimination in Employment Act, any claims based on any tort, such as fraud, defamation, intentional infliction of emotional distress, or any claims for wages, insurance or other fringe benefits, including group health and pension benefits (other than claims for the benefits described herein and any claims for vested benefits under any employee benefit plan). Nothing in this Agreement, including the waiver and release in this paragraph, restricts the Employee from communicating with, filing a charge or complaint with, or fully cooperating in the investigations by, any governmental agency on matters within their jurisdiction. However, as stated above, this Agreement prohibits the Employee from recovering any relief, including monetary relief, resulting from such activities.

12.      Age Discrimination Waiver

With respect to the waiver of the Employee’s rights under the Age Discrimination in Employment Act, the Employee acknowledges that he is aware of and understands the following rights under the Older Workers Benefit Protection Act:

           a.         The Employee should consult an attorney before executing the waiver herein of his rights under the Age Discrimination in Employment Act;

           b.         The Employee has at least forty-five (45) days within which to consider the waiver of his rights herein under the Age Discrimination in Employment Act; and

           c.          For a period of seven (7) days following the execution of this waiver of rights under the Age Discrimination in Employment Act, the Employee can revoke the Agreement by providing written notice of such revocation to Sunrise’s Senior Vice President of Human Resources, or his successor. This Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

           d.          Sunrise has provided to the Employee the ages and job titles of all other employees whose positions, like his, are being eliminated subject to a group termination program. Sunrise also has provided to the Employee the ages and job titles of all other employees within the relevant organizational unit. All of those employees are subject to the group termination program. Sunrise has provided to the Employee the eligibility factors and time limits applicable to the group termination program.

13.      Voluntary And Knowing Release Of Claims

The Employee expressly covenants and warrants that he personally has read this Agreement; that he has had an opportunity to seek legal counsel; that he has had sufficient time to consider this Agreement and fully understands the contents thereof, including the fact that it contains a release of and a covenant not to sue for any and all claims which he may have against Sunrise, both known or unknown, even though there may be facts and consequences which are unknown to the Employee; that he does not waive rights or claims that may arise after the date this Agreement is executed; and that he freely and voluntarily entered into this Agreement.

14.      Deferred Compensation Tax Rules

The Employee’s termination of employment shall have the same meaning as “separation from service” under Section 409A (and any regulations thereunder). In the event that the Employee is a “specified employee” within the meaning of Section 409A (as determined by Sunrise or its delegate), any payments or benefits hereunder that are subject to Section 409A and are payable as a result of Employee’s termination of employment shall not be paid or provided until the expiration of the six-month period following Employee’s termination of employment or, if sooner, the Employee’s death, to the extent necessary to comply with Section 409A of the Code. Any payments that are delayed by virtue of this paragraph shall (a) be paid in one payment at the conclusion of the six-month delay period or, if sooner, upon the Employee’s death and (b) include interest on such amounts (calculated using a reasonable rate of interest determined by Sunrise) for the period that payment was delayed. Notwithstanding the foregoing, the payments described in Paragraph 2(a) are intended to be exempt from the provisions of Section 409A of the Code as short-term deferrals given that all such payments will be made no later than the 15th day of the third month following the end of the calendar year in which the Employee’s right to such payments is no longer subject to a substantial risk of forfeiture. The benefits under Paragraphs 2(b), Paragraph 2(c) (with respect to reimbursement of health care coverage premiums) and Paragraph 2(d) are otherwise intended to be exempt from the provisions of Section 409A. Each payment or benefit under this Agreement shall be treated as a separate payment for purposes of Section 409A.

Any reimbursements required under this Agreement that are subject to Section 409A shall be made promptly, but in no event later than sixty (60) days after the underlying expense was incurred and otherwise comply with any other applicable Section 409A requirements.

To the extent applicable, this Agreement is intended to comply with the distribution and other requirements under Section 409A. For any payments or reimbursements to be made (or in-kind benefits to be provided) under this Agreement that are subject to Section 409A, the Agreement shall be interpreted and applied to the maximum extent possible consistent with Section 409A (and any regulations thereunder).

15.      Cooperation

The Employee agrees fully to reasonably cooperate and assist Sunrise in any litigation, claims, grievances, arbitrations or disputes involving Sunrise in which the Employee has been involved or of which the Employee has knowledge. Sunrise shall pay the Employee’s reasonable expenses in conjunction with the Employee’s undertakings in reference to this paragraph.

16.      Full And Final Agreement; Survival of Indemnification Agreement

This Agreement contains all of the agreements and understandings between the Parties and supersedes any prior or contemporaneous negotiations or agreements, written or oral, with respect to Employee’s separation of employment. Notwithstanding anything herein to the contrary, the Parties specifically agree that the Indemnification Agreement that the Parties executed on April 4, 2005 will survive and will not be superseded by this Agreement. This Agreement can only be modified by a written Agreement signed by each party to the modification.

17.      Controlling Law

This Agreement shall be governed by the laws of the Commonwealth of Virginia.

18.      Severability

In the event any portion of this Agreement shall be determined to be invalid under any applicable law, such provision shall be deemed void and the remainder of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the dates indicated below.

JOHN F. GAUL                                                SUNRISE SENIOR LIVING, INC.
                                                                          AND SUNRISE SENIOR LIVING
                                                                          MANAGEMENT, INC.

By: /s/ John F. Gaul                                                  By: /s/  Thomas A. Zigray

                                                                                       Thomas A. Zigray
                                                                                       Senior Vice President
                                                                                       of Human Resources

Date:  December 9, 2008                                   Date:  December 9, 2008